Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

July 26, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC  20549
U.S.A.

Ladies and Gentlemen:

Re:  Jedediah Resources Corp.

We have read the statements under item 4.01 in the Form 8-K dated July 22, 2010 of Jedediah Resources Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as it relates to our firm.  We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

(signed) “BDO Canada LLP”

BDO Canada LLP

JJ/sm

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.